Exhibit 99.1
KIMBERLY-CLARK ANNOUNCES SECOND QUARTER 2022 RESULTS
DALLAS, July 26, 2022 - Kimberly-Clark Corporation (NYSE: KMB) today reported second quarter 2022 results.
Executive Summary
•Second quarter 2022 net sales of $5.1 billion increased 7 percent compared to the year-ago period, including organic sales growth of 9 percent.
•Diluted net income per share for the second quarter was $1.29 in 2022 and $1.19 in 2021.
•Second quarter adjusted earnings per share were $1.34 in 2022, down 9 percent compared to $1.47 in 2021. Adjusted earnings per share exclude certain items described later in this news release.
•Diluted net income per share for 2022 is expected to be $5.67 to $6.10.
•The company is now targeting full-year 2022 organic sales growth of 5 to 7 percent compared to prior outlook of 4 to 6 percent and maintains adjusted earnings per share range of $5.60 to $6.00.
“I’m pleased to close the first half of the year with another quarter of excellent execution by our teams who delivered strong organic sales growth, with increases in all our segments. Our growth strategy is working,” said Mike Hsu, Chairman and CEO, Kimberly-Clark. “Our results also reflect ongoing market volatility and significant input cost inflation. We continue to be thoughtful with our response to inflation, focusing on providing value to our consumers while leveraging price and cost discipline to mitigate macro headwinds for margin improvement over time.”
Hsu continued, “As we manage our business prudently in the near-term, we’re committed to investing in our people, brands and capabilities to ensure we continue to be well positioned to deliver balanced and sustainable growth over the long-term.”
Second Quarter 2022 Operating Results
Sales of $5.1 billion in the second quarter of 2022 increased 7 percent compared to the year-ago period. Changes in foreign currency exchange rates reduced sales 2 percent. Organic sales increased 9 percent as net selling prices rose 9 percent, product mix increased sales 1 percent and volumes declined 1 percent. In North America, organic sales increased 11 percent in consumer products and increased 8 percent in K-C Professional. Outside North America, organic sales rose 8 percent in developing and emerging (D&E) markets and 9 percent in developed markets.
Second quarter operating profit was $621 million in 2022 and $613 million in 2021. Excluding the charges related to the 2018 Global Restructuring Program, 2021 adjusted operating profit was $676 million.
Results were impacted by $405 million of higher input costs. Higher marketing, research and general expense as well as unfavorable foreign currency transaction effects reduced operating profit in the quarter. Results benefited from organic sales growth and $45 million of cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program.
The second quarter effective tax rate was 21.8 percent in 2022 and 22.8 percent in 2021. The second quarter adjusted effective tax rate was 22.0 percent in 2022 and 22.5 percent in 2021. Kimberly-Clark’s share of net income of equity companies in the second quarter was $29 million in 2022 and $28 million in 2021.
Cash Flow and Balance Sheet
Cash provided by operations in the second quarter was $740 million in 2022 and $565 million in 2021. The increase was driven by lower tax payments and reduced use of cash for working capital. Capital spending for the second quarter was $217 million in 2022 and $201 million in 2021. Second quarter share repurchases were 173 thousand shares at a cost of $23 million. Total debt was $8.7 billion as of June 30, 2022 and $8.6 billion at the end of 2021.
Second Quarter 2022 Business Segment Results
Personal Care Segment
Second quarter sales of $2.7 billion increased 8 percent. Net selling prices increased 9 percent, product mix improved 1 percent while volumes declined 1 percent. The acquisition of the controlling interest in Thinx increased sales 1 point and changes in foreign currency exchange rates decreased sales by 2 percent. Second quarter operating profit of $466 million increased 3 percent. Results benefited from organic sales growth and cost savings. The comparison was impacted by input cost inflation, higher marketing, research and general spending as well as unfavorable foreign currency effects.
Sales in North America increased 10 percent. Net selling prices increased 9 percent and the Thinx acquisition increased sales 1 percent. Organic sales were up in all personal care segments.
Sales in D&E markets increased 7 percent. Net selling prices increased sales 12 percent and product mix improved 3 points while volumes declined 6 percent. Changes in foreign currency exchange rates decreased sales 2 percent. Organic sales growth was driven by Latin America and China.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) increased 1 percent. Volumes increased 5 percent, net selling prices increased sales 4 percent and product mix improved sales 1 point. Changes in foreign currency exchange rates reduced sales 9 percent.
Consumer Tissue Segment
Second quarter sales of $1.5 billion increased 8 percent. Net selling prices increased sales 7 percent, volumes rose 3 percent and product mix improved sales 1 point. Changes in foreign currency exchange rates reduced sales 3 percent. Second quarter operating profit of $178 million decreased 9 percent. The comparison was impacted by input cost inflation and higher marketing, research and general spending. Results benefited from organic sales growth, lower other manufacturing costs and cost savings.

Sales in North America increased 14 percent. Volumes grew 7 percent, net selling prices improved 6 percent, and product mix increased sales 1 point. The volume growth reflects comparison to the COVID-related consumer and retailer inventory destocking in the year-ago period.
Sales in D&E markets increased 4 percent. Net selling prices rose 9 percent and product mix improved 3 percent, while volumes were down 7 percent. Changes in foreign currency exchange rates decreased sales 1 point.
Sales in developed markets outside North America were even with year-ago. Net selling prices rose approximately 9 percent and volumes grew 2 percent. Changes in foreign currency exchange rates decreased sales 9 percent and exited businesses related to the 2018 Global Restructuring program reduced sales 1 point.
K-C Professional (KCP) Segment
Second quarter sales of $0.8 billion increased 5 percent. Net selling prices rose 9 percent and product mix increased sales 2 points while volumes declined 3 percent. Changes in foreign currency exchange rates decreased sales 3 percent. Second quarter operating profit of $85 million decreased 23 percent. The comparison was impacted by input cost inflation, lower volumes and higher marketing, research and general spending. Results benefited from higher net selling prices and cost savings.
Sales in North America increased 8 percent. Net selling prices rose approximately 8 percent, product mix increased sales 2 percent while volumes declined 1 percent. Washroom products sales were up strong double-digits while sales of safety products decreased versus a strong year-ago.
Sales in D&E markets increased 4 percent. Net selling prices increased 7 percent, product mix increased sales 1 point while volumes declined 2 percent. Changes in foreign currency exchange rates decreased sales 2 percent.
Sales in developed markets outside North America decreased 3 percent. Changes in foreign currency exchange rates reduced sales 9 percent. Net selling prices increased 14 percent and product mix improved sales 2 percent while volumes declined 10 percent.
Year-To-Date Results
For the first six months of 2022, sales of $10.2 billion increased 7 percent. Organic sales increased 10 percent, as net selling prices rose 7 percent, volumes increased 1 percent and product mix increased sales approximately 1 point. Changes in foreign currency exchange rates decreased sales by approximately 2 percent.
Year-to-date operating profit was $1,314 million in 2022 and $1,383 million in 2021. Results in 2022 include the net benefit of the acquisition of a controlling interest of Thinx. 2021 results include charges related to the 2018 Global Restructuring Program.
Year-to-date adjusted operating profit was $1,250 million in 2022 and $1,480 million in 2021. Results were impacted by higher input costs, higher marketing, research and general spending and unfavorable foreign currency effects. Results benefited from organic sales growth, $95 million of FORCE savings and lower other manufacturing costs.

Through six months, diluted net income per share was $2.84 in 2022 and $2.92 in 2021. Year-to-date adjusted earnings per share were $2.69 in 2022 and $3.27 in 2021.
2022 Outlook and Key Planning Assumptions
The company updated key planning and guidance assumptions for full-year 2022. The outlook reflects a reasonable set of assumptions subject to change given the high level of volatility in the macro environment.
•Net sales increase 2 to 4 percent (no change).
•Organic sales increase 5 to 7 percent (prior target 4 to 6 percent).
•Foreign currency exchange rates unfavorable approximately 3 percent (prior estimate approximately 2 percent).
•Adjusted operating profit down mid-single digit percent (prior estimate down low to mid-single digit).
•Key cost inputs expected to increase $1.4 to $1.6 billion (previous estimate $1.1 to $1.3 billion). Costs are projected to increase or remain elevated for most inputs, including pulp and other raw materials as well as distribution and energy.
•Adjusted earnings per share remains $5.60 to $6.00. Given the current cost outlook, expect to be at the lower end of the range.
Prepared Management Remarks and Live Question and Answer Webcast
At approximately 7:00 a.m. (CDT) on July 26, 2022, the company will post management remarks (in PDF format) regarding its second quarter 2022 results at www.kimberly-clark.com. At 9:00 a.m. (CDT) on July 26, 2022, the company will host a live question and answer session with investors and analysts. Stockholders and others are invited to listen to the live broadcast or a playback, which will be accessible on the company’s website at www.kimberly-clark.com.
Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•Adjusted earnings and earnings per share
•Adjusted gross and operating profit
•Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:
•Pension settlements. In the second quarter of 2022, the company recognized pension settlement charges related to lump-sum distributions from pension plan assets exceeding the total of annual service and interest costs resulting in a recognition of deferred actuarial losses.
•Acquisition of controlling interest in Thinx. In the first quarter of 2022, the company completed the acquisition of a majority and controlling share of Thinx. As a result of this transaction, a net benefit was recognized primarily due to the nonrecurring, non-cash gain recognized related to the remeasurement of the carrying value of previously held equity investment to fair value partially offset by transaction and integration costs.
•    2018 Global Restructuring Program. In 2018, the company initiated a restructuring program to reduce our structural cost base by streamlining and simplifying our manufacturing supply chain and overhead organization. Restructuring charges were incurred in 2018, 2019, 2020 and 2021. The restructuring actions were completed by the end of 2021.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates, acquisitions and exited businesses also impact the year-over-year change in net sales.
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's 150-year history of innovation, visit kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's website on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's website.

Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina and Turkey, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including the war in Ukraine (including the related responses of consumers, customers and suppliers as well as sanctions issued by the U.S., the European Union, Russia or other countries), pandemics (including the ongoing COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees), epidemics, the prices and availability of our raw materials, supply chain disruptions, changes in customer preferences, severe weather conditions, government trade or similar regulatory actions, potential competitive pressures on selling prices for our products, energy costs, fluctuations in foreign currency exchange rates, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2021.

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Three Months Ended June 30
	2022	2021	Change
Net Sales	$5,063	$4,722	+7%
Cost of products sold	3,534	3,242	+9%
Gross Profit	1,529	1,480	+3%
Marketing, research and general expenses	906	854	+6%
Other (income) and expense, net	2	13	-85%
Operating Profit	621	613	+1%
Nonoperating expense	(27)	(55)	-51%
Interest income	1	2	-50%
Interest expense	(68)	(65)	+5%
Income Before Income Taxes and Equity Interests	527	495	+6%
Provision for income taxes	(115)	(113)	+2%
Income Before Equity Interests	412	382	+8%
Share of net income of equity companies	29	28	+4%
Net Income	441	410	+8%
Net income attributable to noncontrolling interests	(4)	(6)	-33%
Net Income Attributable to Kimberly-Clark Corporation	$437	$404	+8%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.30	$1.20	+8%
Diluted	$1.29	$1.19	+8%

Cash Dividends Declared	$1.16	$1.14	+2%

Common Shares Outstanding	June 30
	2022	2021
Outstanding shares as of	337.6	336.9
Average diluted shares for three months ended	338.3	338.3

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Six Months Ended June 30
	2022	2021	Change
Net Sales	$10,158	$9,465	+7%
Cost of products sold	7,109	6,396	+11%
Gross Profit	3,049	3,069	-1%
Marketing, research and general expenses	1,792	1,669	+7%
Other (income) and expense, net	(57)	17	N.M.
Operating Profit	1,314	1,383	-5%
Nonoperating expense	(31)	(61)	-49%
Interest income	3	3	—
Interest expense	(133)	(128)	+4%
Income Before Income Taxes and Equity Interests	1,153	1,197	-4%
Provision for income taxes	(229)	(260)	-12%
Income Before Equity Interests	924	937	-1%
Share of net income of equity companies	52	67	-22%
Net Income	976	1,004	-3%
Net income attributable to noncontrolling interests	(16)	(16)	—
Net Income Attributable to Kimberly-Clark Corporation	$960	$988	-3%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$2.85	$2.92	-2%
Diluted	$2.84	$2.92	-3%

Cash Dividends Declared	$2.32	$2.28	+2%

Common Shares Outstanding	June 30
	2022	2021
Average diluted shares for six months ended	338.3	338.8

Unaudited
N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended June 30, 2022
	As Reported	Pension Settlements	As Adjusted Non-GAAP
Nonoperating expense	$(27)	$(24)	$(3)
Provision for income taxes	(115)	6	(121)
Effective tax rate	21.8%	—	22.0%
Net Income Attributable to Kimberly-Clark Corporation	437	(18)	455
Diluted Earnings per Share(a)	1.29	(0.05)	1.34

	Three Months Ended June 30, 2021
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$3,242	$25	$3,217
Gross Profit	1,480	(25)	1,505
Marketing, research and general expenses	854	30	824
Other (income) and expense, net	13	8	5
Operating Profit	613	(63)	676
Nonoperating expense	(55)	(56)	1
Provision for income taxes	(113)	25	(138)
Effective tax rate	22.8%	—	22.5%
Net Income Attributable to Kimberly-Clark Corporation	404	(94)	498
Diluted Earnings per Share(a)	1.19	(0.28)	1.47
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Six Months Ended June 30, 2022
	As Reported	Acquisition of Controlling Interest in Thinx	Pension Settlements	As Adjusted Non-GAAP
Marketing, research and general expenses	$1,792	$21	$—	$1,771
Other (income) and expense, net	(57)	(85)	—	28
Operating Profit	1,314	64	—	1,250
Nonoperating expense	(31)	—	(24)	(7)
Provision for income taxes	(229)	4	6	(239)
Effective tax rate	19.9%	—	—	21.5%
Net Income Attributable to Kimberly-Clark Corporation	960	68	(18)	910
Diluted Earnings per Share(a)	2.84	0.20	(0.05)	2.69

	Six Months Ended June 30, 2021
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$6,396	$50	$6,346
Gross Profit	3,069	(50)	3,119
Marketing, research and general expenses	1,669	39	1,630
Other (income) and expense, net	17	8	9
Operating Profit	1,383	(97)	1,480
Nonoperating expense	(61)	(56)	(5)
Provision for income taxes	(260)	32	(292)
Effective tax rate	21.7%	—	21.6%
Net income attributable to noncontrolling interests	(16)	1	(17)
Net Income Attributable to Kimberly-Clark Corporation	988	(120)	1,108
Diluted Earnings per Share(a)	2.92	(0.35)	3.27
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	June 30, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$311	$270
Accounts receivable, net	2,469	2,207
Inventories	2,278	2,239
Other current assets	604	849
Total Current Assets	5,662	5,565
Property, Plant and Equipment, Net	7,931	8,097
Investments in Equity Companies	270	290
Goodwill	2,102	1,840
Other Intangible Assets, Net	893	810
Other Assets	1,256	1,235
TOTAL ASSETS	$18,114	$17,837

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,031	$433
Trade accounts payable	3,701	3,840
Accrued expenses and other current liabilities	2,089	2,096
Dividends payable	388	380
Total Current Liabilities	7,209	6,749
Long-Term Debt	7,698	8,141
Noncurrent Employee Benefits	829	809
Deferred Income Taxes	703	694
Other Liabilities	673	681
Redeemable Common and Preferred Securities of Subsidiaries	260	26
Stockholders' Equity
Kimberly-Clark Corporation	593	514
Noncontrolling Interests	149	223
Total Stockholders' Equity	742	737
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,114	$17,837

2022 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENTS
(Millions)

	Three Months Ended June 30		Six Months Ended June 30
	2022	2021	2022	2021
Operating Activities
Net income	$441	$410	$976	$1,004
Depreciation and amortization	192	189	380	378
Asset impairments	—	—	—	3
Gain on previously held equity investment in Thinx	—	—	(85)	—
Stock-based compensation	52	20	68	42
Deferred income taxes	17	(39)	(35)	(74)
Net (gains) losses on asset dispositions	7	11	13	15
Equity companies' earnings (in excess of) less than dividends paid	2	6	(21)	(32)
Operating working capital	21	(95)	(348)	(495)
Postretirement benefits	13	51	(1)	36
Other	(5)	12	(3)	9
Cash Provided by Operations	740	565	944	886
Investing Activities
Capital spending	(217)	(201)	(470)	(499)
Acquisition of business, net of cash acquired	(12)	—	(46)	—
Proceeds from dispositions of property	1	30	1	30
Investments in time deposits	(217)	(292)	(300)	(451)
Maturities of time deposits	290	226	545	433
Other	(6)	(5)	(7)	—
Cash Used for Investing	(161)	(242)	(277)	(487)
Financing Activities
Cash dividends paid	(391)	(389)	(775)	(748)
Change in short-term debt	(281)	216	553	960
Debt proceeds	—	—	—	5
Debt repayments	—	—	(300)	(253)
Proceeds from exercise of stock options	52	17	75	27
Acquisitions of common stock for the treasury	(24)	(162)	(49)	(331)
Cash dividends paid to noncontrolling interests	(82)	—	(82)	(17)
Other	(27)	(24)	(42)	(37)
Cash Used for Financing	(753)	(342)	(620)	(394)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(8)	5	(6)	(2)
Change in Cash and Cash Equivalents	(182)	(14)	41	3
Cash and Cash Equivalents - Beginning of Period	493	320	270	303
Cash and Cash Equivalents - End of Period	$311	$306	$311	$306

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended June 30			Six Months Ended June 30
	2022	2021	Change	2022	2021	Change
NET SALES
Personal Care	$2,710	$2,517	+8%	$5,439	$4,979	+9%
Consumer Tissue	1,537	1,424	+8%	3,105	2,934	+6%
K-C Professional	802	765	+5%	1,582	1,517	+4%
Corporate & Other	14	16	N.M.	32	35	N.M.
TOTAL NET SALES	$5,063	$4,722	+7%	$10,158	$9,465	+7%

OPERATING PROFIT
Personal Care	$466	$454	+3%	$941	$935	+1%
Consumer Tissue	178	196	-9%	349	465	-25%
K-C Professional	85	110	-23%	175	236	-26%
Corporate & Other(a)	(106)	(134)	N.M.	(208)	(236)	N.M.
Other (income) and expense, net(a)	2	13	-85%	(57)	17	N.M.
TOTAL OPERATING PROFIT	$621	$613	+1%	$1,314	$1,383	-5%
(a)Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended June 30, 2022
	Total(a)	Volume	Net Price	Mix/ Other	Acquisition/ Exited Businesses(b)	Currency	Organic(c)
Personal Care	8	(1)	9	1	1	(2)	9
Consumer Tissue	8	3	7	1	—	(3)	11
K-C Professional	5	(3)	9	2	—	(3)	7
TOTAL CONSOLIDATED	7	(1)	9	1	—	(2)	9

	Six Months Ended June 30, 2022
	Total(a)	Volume	Net Price	Mix/ Other	Acquisition/ Exited Businesses(b)	Currency	Organic(c)
Personal Care	9	1	9	2	—	(2)	11
Consumer Tissue	6	3	6	1	(1)	(2)	9
K-C Professional	4	(2)	7	2	—	(2)	7
TOTAL CONSOLIDATED	7	1	7	1	—	(2)	10
(a)    Total may not equal the sum of volume, net price, mix/other, acquisition/exited businesses and currency due to rounding.
(b)    Combined impact of the acquisition of Thinx Inc. and exited businesses in conjunction with the 2018 Global Restructuring Program.
(c)    Combined impact of changes in volume, net price and mix/other.

Unaudited
N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
OUTLOOK FOR 2022

	Estimated Range
ESTIMATED FULL YEAR 2022 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$5.60	-	$6.00
Acquisition of controlling interest in Thinx	0.20	-	0.20
Pension settlements	(0.13)	-	(0.10)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$5.67	-	$6.10

Investor Relations contact: Taryn Miller, 972-281-1318, KC.InvestorRelations@kcc.com
Media Relations contact: Terry Balluck, 972-281-1397, media.relations@kcc.com

[KMB-F]
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